EXHIBIT 10.08
                      EMPLOYMENT AGREEMENT


     AGREEMENT, dated this 1st day of April, 1994, by and between Frederick Dietz, Jr., 31 Doe Hollow Road, Trumbull, CT 06611 ("Dietz") and Data Switch Corporation, a Delaware corporation with its principal office at One Enterprise Drive, Shelton, CT (the "Company").

                      W I T N E S S E T H:

     WHEREAS, Data Switch desires that Dietz assume the position of Deputy President of the Company and Dietz has agreed to assume such position; and

     WHEREAS, the position to be assumed by Dietz involves certain unique duties and responsibilities.

     NOW, THEREFORE, the parties hereby agree that the following terms and conditions shall govern Dietz's employment with the Company as Deputy President.

     1.   Position and Duties.     Effective March 25, 1994, Dietz
shall assume the role of Deputy President of the Company. The term of Dietz's employment as such shall continue until terminated by Dietz or the Company in accordance with the provisions of Section
4 hereof. In connection with such position, Dietz agrees to undertake the following duties:

          (a) Facilitating the absorption of T-Bar activities into those of the Company as a whole while optimizing T-Bar sales opportunities;

          (b)  Participating in and contributing to the Product
Council, under the leadership of the Vice President of Strategic
Marketing;

          (c) Taking the place of the President and Chief Executive Officer in the negotiation of various partnering and other corporate agreements, and serving as President in the absence of the Company's President and Chief Executive Officer, at such times as are specifically requested by the President and Chief Executive Officer; and

          (d) Performing such other duties and undertaking such tasks as assigned by the President and Chief Executive Officer.

     2. Compensation. The Company will pay to Dietz the following compensation for the performance of his duties hereunder:

          (a) Base salary of $175,000 per annum, payable in accordance with the Company's standard payroll practices;

          (b) 1994 Incentive compensation at a rate calculated by multiplying .0032 by 1994 T-Bar revenues;

          (c) In the event that bonuses are payable under the Data Switch Bonus Plan and/or the 1992 Executive Stock Incentive Plan, Dietz will receive bonus payments thereunder at the same percentage of base salary then payable to the Company's Vice President of Sales, Marketing and Service. Such bonuses, if payable under the terms of the applicable plan and by agreement of the Board of Directors of the Company, will be paid to Dietz whether or not the Company or Dietz exercises its or his right to terminate this Agreement pursuant to Section 4 hereof prior to the time such bonuses are payable.

          (d) Such other health and life insurance and other fringe benefit plans or arrangements as are generally available to the executive officers of the Company.

     3. Change in Control. The Executive Severance Compensation Agreement between Dietz and the Company will remain in full force and effect during the term of this Agreement, including the separation provisions thereof; provided, however, that in the event that amounts become payable to Dietz under the Executive Severance Compensation Agreement, all payments to Dietz as specified in paragraph 4(a) hereof shall cease at the time such payments under the Executive Severance Compensation Agreement are made to Dietz.

     4.   Termination.

          (a) At any time after September 1, 1994, the Company or Dietz may elect to terminate this Agreement, upon written notice to the other. In the event that the Company exercises such right, Dietz shall be entitled to continuation of his base salary and Company payment of his COBRA premiums for a period of twelve (12) months after such notification. In the event that Dietz exercises such right, Dietz shall be entitled to continuation of his base salary and Company payment of his COBRA premiums for a period of twelve (12) months after notification; provided, however, that Dietz shall be obligated to work full time for the Company for the first three (3) months of such severance period.

          (b) Notwithstanding anything to the contrary contained herein, in the event that Dietz obtains other employment during the severance period, the Company shall cease its COBRA payments hereunder. Dietz will be obligated to notify the Company immedi-ately upon his acceptance of such other employment.

          (c) Upon any termination of this Agreement, Dietz's participation in the Company's life insurance, 401(k), and Employee Stock Purchase plans shall cease as of the date Dietz ceases work as a full time employee of the Company.

     5.   Non Competition.    In consideration of the promises
hereunder, Dietz agrees that for a period of one (1) year following the termination of this Agreement for any reason, Dietz will not accept employment from any direct competitor of the Company, which competitors are set forth on Schedule A attached hereto.

     6.   Arbitration.   Any disputes arising under this Agreement
will be resolved by arbitration under the rules of the American Arbitration Association, and judgment on any award rendered may be entered in any court having competent jurisdiction. The place of arbitration shall be the office of the American Arbitration Association in or nearest to Shelton, Connecticut.

     7. No Assignment. This Agreement shall be binding upon the parties hereto, their legal representatives, heirs, successors and assigns, and neither party may assign this Agreement without the prior written consent of the other party.

     8. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver or such term, covenant or condition, nor shall any waiver or relinquishment of such right or power consti-tute a waiver or relinquishment of any other term or terms.

     9. Notices. Any notices required or permitted to be given hereunder to either party shall be deemed given if delivered or sent by registered or certified mail, return receipt requested, to such party at his or its address as hereinabove set forth, or to such other address as such party may designate by notice similarly given.

     10. Headings. Section headings are used herein for conve-nience only and shall not affect the meaning of any provision hereof.

     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecti-cut.

     12. Remedies. In addition to any other rights or remedies the parties may have under this Agreement or applicable law, the parties shall have the right to enforce the terms of this Agreement by specific performance or other equitable remedies, enforceable through arbitration, or in aid of arbitration, in accordance with the provisions of paragraph 9 hereof.

     13. Entire Agreement. This instrument contains the entire agreement between the Company and Dietz relating to the matters herein set forth other than the Agreement to Conditions of Employment and various Stock Option Agreements between Dietz and the Company, which will remain in full force and effect and are not modified hereby, except to the extent of requiring arbitration of any dispute arising thereunder. This Agreement may not be amended or terminated orally but only in a writing signed by both parties.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              DATA SWITCH CORPORATION



                              By:William J. Lifka_________
Witness                          William J. Lifka
                                 President and
                                 Chief Executive Officer



                                 Frederick Dietz, Jr._____
Witness                          Frederick Dietz, Jr.
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                           SCHEDULE A

                           COMPETITORS


                    Network Systems Corporation
                    Computer Network Technology (CNT)
                    Digital Controls
                    Beall Technologies, Inc.
                    Fibercom
                    Telenex
                    Dynatech
                    K.C.I., Inc.
                    IBM